News Release

For Further Information

Media Relations:	Nick Iammartino, 816-932-4835, nick.iammartino@hrblock.com
Investor Relations:	Scott Dudley, 816-932-8342, scott.dudley@hrblock.com

H&R BLOCK REPORTS THIRD QUARTER FINANCIAL RESULTS

Revenues Up; Earnings Impacted by Lower Mortgage Results and Litigation Settlement Cost

Corporate Tax Remediation to Result in Prior-Period Restatement

Full-Year Earnings Guidance Changed to $1.65 to $1.85 per Share

FOR RELEASE FEB. 23, 2006 4 P.M. EST

KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today reported that revenues rose 12 percent in its fiscal third quarter to $1.2 billion from $1.0 billion in the prior-year period. Slightly lower revenues in Mortgage Services were offset by higher revenues in all other segments of the company’s operations.

Net earnings were $28.8 million, or 9 cents per diluted share, for the third quarter of fiscal 2006. The quarterly results include an after-tax charge of $31.7 million, or 10 cents per share, for a previously announced proposed litigation settlement and associated legal costs. For the third quarter of 2005, net earnings were $92.3 million, or 28 cents per share, which included the benefit of a $10.1 million after-tax legal recovery representing 3 cents per share.

“As we head into our busiest quarter of the year, we’ve seen an industry-wide slower start to the tax filing season than in previous years,” said Mark A. Ernst, chairman and chief executive officer. “Early season operating challenges experienced in our tax business further hurt our January comparative results. Results since January have begun to reverse the effects of this later start.

“Within our Mortgage business, pricing changes we implemented over the past five months have begun to have the effect that we expected in terms of improving gains on sale,” said Ernst. “Loan origination levels have been at the lower end of our expectations as competitive pressures in the industry continue. We continue to take those actions that we believe will optimize the profitability of our business going forward.”

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H&R Block Reports Third Quarter Financial Results/Page 2

Tax Services pretax earnings improved 3 percent over last year’s quarter, excluding the effect of the litigation charge, driven by higher pricing. Mortgage Services earnings increased 46 percent over the previous quarter but were down 42 percent over year-ago results. Results for both Investment Services and Business Services matched the company’s expectations.

As part of its ongoing work to remediate control weaknesses in its corporate tax function, the company said that it will restate its results for fiscal years 2005 and 2004, as well as previously reported quarterly results for fiscal 2006. The restatement pertains principally to errors in determining the company’s state effective income tax rate, resulting in a cumulative understatement of its state income tax liability of approximately $32 million as of April 30, 2005. The company estimates that the restatement will result in a 7-cent decrease in earnings per share in fiscal 2005 and a 2-cent decrease in earnings per share in fiscal 2004. The company has not completed its analysis of the restatement adjustments, and, accordingly, the effects of the restatement on all prior periods are preliminary and subject to change. These adjustments are also being reviewed with the company’s registered public accounting firm. The company will report in amended filings with the Securities and Exchange Commission the further restatement of results for fiscal years 2005 and 2004, and restatements for the first two quarters of fiscal 2006 for the income tax adjustments.

The company has updated its fiscal 2006 earnings guidance to a range of $1.65 to $1.85 per share, down from its previous range of $1.90 to $2.15 per share. The new range reflects results to date for fiscal 2006 and excludes the litigation and any special charges.

Commenting on the outlook for the company’s results, Ernst said, “Given the continued aggressive pricing in the mortgage industry and our slow start to the tax season, we believe that it is prudent to take a cautious view of the fourth quarter.”

For the nine months ended Jan. 31, 2006, H&R Block reported a net loss of $81.4 million, or 25 cents per share, compared with earnings of $8.8 million, or 3 cents per share, for the same period of fiscal 2005. Nine-month revenues rose 15 percent to $2.4 billion in fiscal 2006 from $2.1 billion last year.

Tax Services

Third quarter fiscal 2006 revenues increased 3 percent to $548.5 million from $531.1 million in the prior-year period. Pretax earnings of $13.2 million in the current quarter were down $50.5 million from last year. Excluding the impact of the $52.2 million litigation charge, pretax earnings increased approximately 3 percent.

Both years include expenses for expanding the capacity and size of the H&R Block retail network. Just over 1,000 new U.S. retail locations have opened for this tax season, consisting of approximately 750 company-owned regular and shared office locations, and 250 franchise regular and shared office locations.

The average fee per client served for company-owned and franchise operations increased 6.0 percent to $151.61 for the month of January 2006, helping to lift revenues and offsetting a 2.2 percent decrease in retail clients served.

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H&R Block Reports Third Quarter Financial Results/Page 3

Early tax season results through Feb. 15 for company-owned and franchise operations include a 1.8 percent increase in tax preparation and related fees over the comparable period of last year. There was a 6.1 percent increase in average fee per client to $152.66, which offset a 4.1 percent decrease in clients served.

“A later start to the tax season for both H&R Block and the industry has put us behind where we were at this point last year,” Ernst said. The first peak of the filing season has been occurring later and later over the past few years, he noted.

“Technology problems across the H&R Block network in early January impacted our ability to serve clients in those crucial early weeks. While those problems have been corrected, we missed the opportunity to serve nearly 250,000 clients at a time of year when quick access to their tax refunds was the key concern in selecting a tax services provider,” Ernst said.

“We’re pleased with the start we’ve had for TaxCut software and online products, and we are accomplishing the strategic objective we had for this business of building a more significant presence in the digital market,” Ernst said. The company implemented an integrated TaxCut marketing and brand-building campaign this year, and revamped the products’ look and feel for ease of use and an improved client experience.

Tax Services increased its revenues to $686.5 million for the first nine months of fiscal 2006 versus $655.6 million in the fiscal 2005 period, and reported a pretax loss of $274.2 million (including the $52.2 million litigation charge) versus last year’s $182.9 million loss.

Mortgage Services

Pretax income in Mortgage Services declined in the fiscal 2006 third quarter to $67.5 million from $115.5 million last year. Revenues slipped to $296.5 million in the current-year quarter from $308.9 million a year ago, despite a higher contribution from loan servicing.

Loan origination volume of $9.0 billion increased 7 percent over the year-ago quarter but was off 29 percent from record volume posted in the second quarter of fiscal 2006, primarily as a result of interest rate increases and the somewhat slower U.S. housing market.

Gain on sale margin increased to 2.55 percent versus 1.57 percent in the previous quarter. Lower origination volume was the primary cause for an increase in third quarter mortgage origination costs, which reached 2.12 percent versus 1.79 percent in the fiscal 2006 second quarter. The net margin of 0.39 percent was near the low end of the company’s target for the quarter.

Total gain on sale for Mortgage Services was $157.9 million in the current quarter, 20 percent lower than $198.6 million in last year’s period.

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H&R Block Reports Third Quarter Financial Results/Page 4

              As part of their continuing efforts to improve cost structures and streamline processes, Option One and H&R Block Mortgage are consolidating a number of operations to better compete in the aggressive operating environment that has developed over the past year. These actions include consolidation of Option One branch offices and, within H&R Block Mortgage, the closing of small financial centers and consolidation of regional call centers. The actions will reduce staffing by about 600 positions and result in a pretax charge of approximately $10 million to $12 million to be recorded in the fourth quarter of fiscal 2006.

“The changes we’re making will help ensure the long-term competitiveness of our mortgage businesses,” Ernst said. “These actions, along with steps taken to streamline our processes and utilize new technologies, are part of our focus on reducing our cost of origination.”

Option One increased its mortgage servicing portfolio 30 percent to $76.8 billion at the end of this year’s third quarter versus $59.0 billion a year earlier. Servicing revenues advanced 45 percent to $106.1 million in the current quarter from $72.9 million in the year-ago period, and servicing pretax earnings increased by about $7 million.

The company realized a net write-up to residuals of $13.1 million in the quarter, which was recorded in other comprehensive income, net of deferred taxes. The company also recorded $8.6 million of impairments, which is recorded in gains on sales of mortgage assets in the income statement.

For the first nine months of fiscal 2006, revenues of $943.1 million were 9 percent ahead of last year’s $865.2 million, and pretax income was $248.2 million, compared with $333.0 million in the fiscal 2005 period.

Business Services

In the fiscal 2006 third quarter, the Business Services segment posted a pretax loss of $1.0 million, compared with earnings of $5.9 million in the prior year. The current quarter figure includes off-season losses from the recently acquired American Express Tax and Business Services (Amex TBS) business. Revenues rose 77 percent to $235.8 million from $132.9 million a year earlier. Excluding the acquisition, quarterly revenues increased approximately 6 percent for the segment.

“The results for the quarter are consistent with our expectations and reflect solid progress with the Amex TBS integration,” Ernst said. “As we move into our most significant quarter of the year for this business, we feel confident that our efforts will continue to demonstrate the strong position we’re developing in this market.”

Nine-month fiscal 2006 revenues of $529.5 million were 43 percent greater than $371.0 million in last year’s period. Pretax loss was $9.9 million, including a $9.3 million loss related to the Amex TBS acquisition, versus last year’s pretax loss of $9.0 million.

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H&R Block Reports Third Quarter Financial Results/Page 5

Investment Services

Investment Services posted its fourth consecutive quarter of improved year-over-year results. The pretax loss of $7.7 million in the quarter was 61 percent better than a loss of $19.8 million in the third quarter of fiscal 2005. Included in the quarterly loss in both years is $9.2 million of intangible amortization. Revenues in the fiscal 2006 third quarter rose 18 percent to $73.2 million from $62.1 million in the prior-year period.

The improvements were driven by higher production levels, higher net interest revenues due to higher rates and the benefits of cost control.

“The steady performance improvement at H&R Block Financial Advisors continues to be encouraging,” Ernst said. “We have expanded relationships between our financial advisors and tax professionals to serve more of the financial needs of our clients, and we’ve been successful in moving clients from Tax Services into Financial Advisor account relationships.”

Fiscal year to date through January 2006, nearly 11,000 new funded accounts from tax clients were opened, contributing assets of $542 million and about $8 million in revenues, a 55 percent improvement over the prior-year period. Total assets under administration at the end of January 2006 were $31.4 billion, up 11 percent year-over-year.

For the first nine months of fiscal 2006, revenues increased 25 percent to $211.2 million from $169.4 million in the prior-year period, and the pretax loss declined 62 percent to $23.1 million from $60.9 million.

Dividend Declared

H&R Block’s board of directors declared a quarterly cash dividend of 12.5 cents per share, payable April 3, 2006, to shareholders of record March 13, 2006. The payment will be the company’s 174th consecutive quarterly dividend.

Conference Call

H&R Block will host a conference call for analysts, institutional investors and shareholders at 5 p.m. EST (4 p.m. CST) Feb. 23. Mark A. Ernst, chairman and chief executive officer, and William L. Trubeck, executive vice president and chief financial officer, will discuss the quarter and future expectations, as well as respond to analysts’ questions. To access the call, please dial the number below approximately 5 to 10 minutes prior to the scheduled starting time:

U.S./Canada	(888) 425-2715 – Access Code 2013187
International	(706) 679-8257 – Access Code 2013187

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H&R Block Reports Third Quarter Financial Results/Page 6

              The call will be webcast in a listen-only format for the media and public. The link to the webcast can be obtained at www.hrblock.com. Supplemental financial and statistical information will be available in connection with the webcast, or can be accessed directly on H&R Block’s Investor Relations Web site at www.hrblock.com/about/investor following market close.

A replay of the call will be available beginning at 6 p.m. EST Feb. 23 and continuing until 12 a.m. EST March 10, by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International). The replay access code is 2013187. A replay of the webcast will also be available on the company's Web site at www.hrblock.com/about/investor.

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements based upon current information and expectations. Such statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause actual results to differ materially from what is expressed, implied or forecast in such forward-looking statements.

Such differences could be caused by a number of factors, including, but not limited to: the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings-per-share growth goals or expectations for fiscal year 2006; the uncertainty of the impact and effect of the company’s restatements of its financial statements; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board’s authorization; the uncertainty of the effect of any share repurchases upon the company and its shareholders; changes in interest rates; changes in the company’s effective income tax rate; changes in economic, political or regulatory environments; changes in competition; litigation involving the company and its subsidiaries; and risks described from time to time in reports and registration statements filed by H&R Block Inc. and its subsidiaries with the Securities and Exchange Commission. Readers should take these factors into account in evaluating such forward-looking statements.

About H&R Block

H&R Block Inc. (NYSE: HRB) is a leading provider of tax, financial, mortgage, accounting and business consulting services and products. H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955. The company and its subsidiaries generated revenues of $4.4 billion and net income of $636 million in fiscal year 2005 from operations in four principal business segments: tax preparation and advice via in-office, online and software solutions; investment and financial advisory services; retail and wholesale mortgage services; and tax/accounting/business consulting services for mid-sized businesses. Headquartered in Kansas City, Mo., H&R Block markets its services and products under three leading brands – H&R Block, Option One and RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.

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KEY OPERATING RESULTS

Preliminary and unaudited, amounts in thousands, except per share data

	Three months ended January 31,
	Revenues		Income (loss)
	2006	2005	2006	2005
		Restated (1)		Restated (1)
Tax Services	$548,494	$531,086	$13,168	$63,655
Mortgage Services	296,493	308,872	67,453	115,483
Business Services	235,840	132,872	(1,035)	5,916
Investment Services	73,176	62,104	(7,668)	(19,775)
Corporate	2,744	1,302	(27,010)	(12,001)
	$1,156,747	$1,036,236	44,908	153,278
Income taxes			16,060	60,958
Net income			$28,848	$92,320

Basic earnings per share			$0.09	$0.28

Basic shares outstanding			327,289	329,039

Diluted earnings per share			$0.09	$0.28

Diluted shares outstanding			331,935	334,875

	Nine months ended January 31,
	Revenues		Income (loss)
	2006	2005	2006	2005
		Restated (1)		Restated (1)
Tax Services	$686,498	$655,639	($274,202)	($182,923)
Mortgage Services	943,082	865,177	248,160	332,980
Business Services	529,491	371,021	(9,943)	(9,021)
Investment Services	211,177	169,446	(23,126)	(60,882)
Corporate	6,535	3,457	(74,979)	(65,494)
	$2,376,783	$2,064,740	(134,090)	14,660
Income taxes (benefit)			(52,711)	5,830
Net income (loss)			($81,379)	$8,830

Basic earnings (loss) per share			($0.25)	$0.03

Basic shares outstanding			328,017	331,894

Diluted earnings (loss) per share			($0.25)	$0.03

Diluted shares outstanding			328,017	337,889

(1) Restated amounts include restatement items noted in our Annual Report on Form 10-K/A for the year ended April 30 , 2005, as well as an estimate of the restatement impact of income tax adjustments as discussed in the notes attached hereto.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

During our closing process for the three months ended January 31, 2006, we determined a restatement of our quarterly 2006 and fiscal year 2005 and 2004 financial statements was warranted. We determined a restatement was necessary as the cumulative adjustment required was too large to record in the third quarter of fiscal year 2006. The restatement pertains to errors in determining the Company's state effective income tax rate in prior periods, and had no impact on pretax results.

Financial results referred to in this release reflect preliminary income tax restatement adjustments for the current year and prior year. We have not completed our analysis of the income tax restatement adjustments, and accordingly, the effects are preliminary and subject to change. Because the restatement adjustments have not yet been reviewed by our registered public accounting firm, all results presented in this release are preliminary and unaudited. We will file amendments to our filings with the Securities and Exchange Commission to reflect the impact of restatement on our previously issued audited annual and unaudited interim financial statements and related disclosures.

On June 8, 2005, our Board of Directors declared a two-for-one stock split of the Company’s Common Stock in the form of a 100% stock distribution, effective August 22, 2005, to shareholders of record as of the close of business on August 1, 2005. All share and per share amounts have been adjusted to reflect the retroactive effect of the stock split.

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share except in those periods with a loss.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the results of operations or stockholders' equity as previously reported.

CONDENSED CONSOLIDATED BALANCE SHEETS

Preliminary and unaudited, amounts in thousands, except share data

	January 31,	April 30,
	2006	2005
ASSETS		Restated (2)
Current assets:
Cash and cash equivalents	$1,460,180	$1,100,213
Cash and cash equivalents - restricted	430,713	516,909
Receivables from customers, brokers, dealers and clearing
organizations, net	569,430	590,226
Receivables, net	1,810,945	418,788
Prepaid expenses and other current assets	561,484	444,498
Total current assets	4,832,752	3,070,634

Residual interests in securitizations - available-for-sale	175,068	205,936
Beneficial interest in Trusts - trading	279,714	215,367
Mortgage servicing rights	262,369	166,614
Property and equipment, net	415,844	330,150
Intangible assets, net	235,236	247,092
Goodwill, net	1,104,267	1,015,947
Other assets	369,164	287,543
Total assets	$7,674,414	$5,539,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$2,595,948	$-
Current portion of long-term debt	13,373	25,545
Accounts payable to customers, brokers and dealers	851,827	950,684
Accounts payable, accrued expenses and other	763,244	564,749
Accrued salaries, wages and payroll taxes	291,811	318,644
Accrued income taxes	225,150	381,170
Total current liabilities	4,741,353	2,240,792

Long-term debt	916,926	923,073
Other noncurrent liabilities	417,200	430,919
Total liabilities	6,075,479	3,594,784

Stockholders' equity:
Common stock, no par, stated value $.01 per share	4,359	4,359
Additional paid-in capital	631,729	598,388
Accumulated other comprehensive income	33,641	68,718
Retained earnings	2,956,869	3,156,913
Less cost of 107,594,856 and 104,649,850 shares of
common stock in treasury	(2,027,663)	(1,883,879)
Total stockholders' equity	1,598,935	1,944,499
Total liabilities and stockholders' equity	$7,674,414	$5,539,283

(2) Restated amounts include an estimate of the restatement impact of income tax adjustments as discussed in the notes attached hereto.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Preliminary and unaudited, amounts in thousands

	Nine months ended January 31,
	2006	2005
		Restated (1)
Cash flows from operating activities:
Net income (loss)	($81,379)	$8,830
Adjustments to reconcile net income (loss) to net cash
used in operating activities:
Depreciation and amortization	138,882	127,631
Accretion of residual interests in securitizations	(93,189)	(96,242)
Impairment of residual interests in securitizations	29,175	7,162
Additions to trading securities - residual interests in securitizations	(228,587)	(115,213)
Proceeds from net interest margin transactions	210,264	98,743
Realized gain on sale of residual interests	(28,675)	0
Additions to mortgage servicing rights	(196,245)	(94,569)
Amortization and impairment of mortgage servicing rights	100,490	60,879
Net change in beneficial interest in Trusts	(64,347)	(8,735)
Other net changes in working capital, net of acquisitions	(1,475,936)	(1,552,919)
Net cash used in operating activities	(1,689,547)	(1,564,433)

Cash flows from investing activities:
Cash received from residual interests in securitizations	74,931	100,344
Cash received from sale of residual interests in securitizations	30,497	0
Purchases of property and equipment, net	(167,181)	(143,232)
Payments made for business acquisitions, net of cash acquired	(209,816)	(26,348)
Other, net	17,297	15,207
Net cash used in investing activities	(254,272)	(54,029)

Cash flows from financing activities:
Repayments of commercial paper	(2,632,444)	(2,348,966)
Proceeds from issuance of commercial paper	4,678,392	3,877,848
Proceeds from other short-term borrowings	550,000	0
Repayments of long-term debt	0	(250,000)
Proceeds from issuance of long-term debt	0	395,221
Dividends paid	(118,665)	(106,422)
Acquisition of treasury shares	(260,078)	(529,852)
Proceeds from issuance of common stock	105,760	119,892
Other, net	(19,179)	(35,414)
Net cash provided by financing activities	2,303,786	1,122,307

Net increase (decrease) in cash and cash equivalents	359,967	(496,155)
Cash and cash equivalents at beginning of the period	1,100,213	1,072,745
Cash and cash equivalents at end of the period	$1,460,180	$576,590

Supplementary cash flow data:
Income taxes paid	$224,774	$406,576
Interest paid	62,980	53,587

(1)

Restated amounts include restatement items noted in our Annual Report on Form 10-K/A for the year ended April 30 , 2005, as well as an estimate of the restatement impact of income tax adjustments as discussed in the notes attached hereto.

CONDENSED CONSOLIDATED INCOME STATEMENTS

Preliminary and unaudited, amounts in thousands, except per share data

	Three months ended January 31,		Nine months ended January 31,
	2006	2005	2006	2005
		Restated (1)		Restated (1)
Revenues:
Service revenues	$812,224	$657,306	$1,511,615	$1,196,126
Other revenues:
Gains on sales of mortgage assets, net	157,897	198,579	541,595	566,087
Interest income	51,074	50,550	155,337	138,822
Product and other revenues	135,552	129,801	168,236	163,705
	1,156,747	1,036,236	2,376,783	2,064,740

Operating expenses:
Cost of service revenues	633,927	508,207	1,364,362	1,123,266
Cost of other revenues	144,663	133,343	402,884	307,987
Selling, general and administrative	324,746	248,114	720,547	593,177
	1,103,336	889,664	2,487,793	2,024,430

Operating income (loss)	53,411	146,572	(111,010)	40,310
Interest expense	12,211	13,026	37,031	48,900
Other income, net	3,708	19,732	13,951	23,250

Income (loss) before taxes	44,908	153,278	(134,090)	14,660
Income taxes (benefit)	16,060	60,958	(52,711)	5,830

Net income (loss)	$28,848	$92,320	($81,379)	$8,830

Basic earnings (loss) per share	$0.09	$0.28	($0.25)	$0.03

Basic shares outstanding	327,289	329,039	328,017	331,894

Diluted earnings (loss) per share	$0.09	$0.28	($0.25)	$0.03

Diluted shares outstanding	331,935	334,875	328,017	337,889

(1)

Restated amounts include restatement items noted in our Annual Report on Form 10-K/A for the year ended April 30 , 2005, as well as an estimate of the restatement impact of income tax adjustments as discussed in the notes attached hereto.

Preliminary U.S. Tax Operating Data

	(in thousands, except average fee and number of offices)
	Period
	1/1-1/31	2/1-2/15	YTD 2/15
Tax preparation & related fees:
Fiscal year 2006
Company-owned operations	$379,959	$434,958	$814,917
Franchise operations	191,610	204,713	396,323
	$571,569	$639,671	$1,211,240
Fiscal year 2005 (1)
Company-owned operations	$367,294	$436,695	$803,989
Franchise operations	183,556	202,669	386,225
	$550,850	$639,364	$1,190,214
Percent change
Company-owned operations	3.4%	-0.4%	1.4%
Franchise operations	4.4%	1.0%	2.6%
Total retail operations	3.8%	0.0%	1.8%

Total clients served:
Fiscal year 2006
Company-owned operations	2,372	2,677	5,049
Franchise operations	1,398	1,487	2,885
	3,770	4,164	7,934
Fiscal year 2005 (1)
Company-owned operations	2,450	2,874	5,324
Franchise operations	1,403	1,544	2,947
	3,853	4,418	8,271
Percent change
Company-owned operations	-3.2%	-6.9%	-5.2%
Franchise operations	-0.4%	-3.7%	-2.1%
Total retail operations	-2.2%	-5.7%	-4.1%

Average fee per client served: (2)
Fiscal year 2006
Company-owned operations	$160.19	$162.48	$161.40
Franchise operations	137.06	137.67	137.37
	$151.61	$153.62	$152.66
Fiscal year 2005 (1)
Company-owned operations	$149.92	$151.95	$151.01
Franchise operations	130.83	131.26	131.06
	$142.97	$144.72	$143.90
Percent change
Company-owned operations	6.8%	6.9%	6.9%
Franchise operations	4.8%	4.9%	4.8%
Total retail operations	6.0%	6.2%	6.1%

Offices:	FY 2006	FY 2005
Company-owned offices	6,387	5,811	9.9%
Company-owned shared office locations (3)	1,473	1,296	13.7%
Total company-owned offices	7,860	7,107	10.6%
Franchise offices	3,703	3,528	5.0%
Franchise shared office locations (3)	602	526	14.4%
Total franchise offices	4,305	4,054	6.2%
Total retail offices	12,165	11,161	9.0%

(1) Prior year numbers have been reclassified between company-owned and franchise operations for offices which commenced company-owned operations during fiscal year 2006.  Tax returns processed for other businesses, not under the H&R Block name.

(2) Calculated as gross tax preparation and related fees divided by clients served.

(3) Shared office locations include offices located within Wal-Mart, Sears and other third-party businesses.

SELECTED OPERATING DATA

Unaudited

Mortgage Services	Three months ended
	1/31/2006	1/31/2005	% change	10/31/2005	% change

Volume of loans originated (thousands):
Wholesale (non-prime)	$7,941,048	$7,378,071	7.6%	$11,078,960	-28.3%

Retail: Non-prime	667,542	776,797	-14.1%	1,111,924	-40.0%
Prime	343,897	238,867	44.0%	429,924	-20.0%
	1,011,439	1,015,664	-0.4%	1,541,848	-34.4%

Total	$8,952,487	$8,393,735	6.7%	$12,620,808	-29.1%

Loan characteristics:
Average loan size (thousands)	$194	$164	18.3%	$188	3.2%
Weighted average interest rate (WAC) (1)	8.27%	7.30%	0.97%	7.48%	0.79%
Weighted average FICO score (1)	621	615		629

Loan sales (thousands)	$8,924,788	$8,348,537	6.9%	$12,497,526	-28.6%

Servicing portfolio:
Number of loans serviced	466,026	387,619	20.2%	500,935	-7.0%
Servicing portfolio (billions)	$76.8	$59.0	30.2%	$82.4	-6.8%

(1) Represents non-prime production only.

Investment Services	Three months ended
	1/31/2006	1/31/2005	% change	10/31/2005	% change

Customer trades (2)	255,879	245,612	4.2%	233,262	9.7%
Customer daily average trades	4,127	3,899	5.8%	3,589	15.0%
Average revenue per trade (3)	$113.83	$120.62	-5.6%	$123.16	-7.6%

Customer accounts: (4)
Traditional brokerage	426,699	431,902	-1.2%	428,543	-0.4%
Express IRAs	381,859	295,676	29.1%	378,200	1.0%
	808,558	727,578	11.1%	806,743	0.2%

Ending balance of assets under administration (billions)	$31.4	$28.4	10.6%	$29.8	5.4%
Average assets per traditional brokerage account	$72,914	$65,339	11.6%	$68,837	5.9%

Average customer margin balances (millions)	$529	$596	-11.2%	$560	-5.5%
Average payables to customers (millions)	$769	$989	-22.2%	$794	-3.1%
Advisors	956	1,013	-5.6%	995	-3.9%

(2)	Includes only trades on which revenues are earned (“revenue trades”). Revenues, defined as trading revenues, are earned on both transactional and annuitized trades.

(3)	Calculated as trading revenues divided by revenue trades.

(4)	Includes only accounts with a positive period-end balance.